UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 12, 2014

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KRISPY KREME DOUGHNUTS, INC.
(Exact name of registrant as specified in its charter)

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North Carolina	001-16485	56-2169715
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer Identification
of incorporation)		No.)

370 Knollwood Street, Winston-Salem, North Carolina 27103
(Address of principal executive offices)

Registrant’s telephone number, including area code: (336) 725-2981

Not Applicable
(Former name or former address, if changed since last report)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b), (c)

     On May 13, 2014, the Board of Directors (the “Board”) of Krispy Kreme Doughnuts, Inc. (the “Company”) announced the appointment of Anthony N. Thompson as President and Chief Executive Officer of the Company and of its wholly-owned subsidiary, Krispy Kreme Doughnut Corporation (“KKDC”), effective as of June 1, 2014 (the “Effective Date”). In connection with Mr. Thompson’s appointment, Mr. Thompson, the Company and KKDC entered into an Employment Agreement, dated as of May 13, 2014 (the “Agreement”). The description that follows is a summary of the material terms and conditions of the Agreement. This summary is qualified in its entirety by reference to the Agreement included as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference. The definition of capitalized terms, if not so defined herein, may be found in the Agreement.

     In connection with Mr. Thompson’s appointment, on May 12, 2014 James H. Morgan announced his resignation as President and Chief Executive Officer of the Company and of KKDC as of the Effective Date. Mr. Morgan will remain Executive Chairman of the Company and of KKDC.

     Pursuant to the provisions of Mr. Thompson’s Agreement, the Company will pay Mr. Thompson an annual base salary of $725,000. Beginning during the fiscal year ending February 1, 2015, Mr. Thompson will be considered for an annual bonus, with his target annual bonus being equal to 100% of his base salary, based upon performance metrics set by the Compensation Committee of the Board (the “Compensation Committee”) in accordance with the Company’s then-current incentive plans. The Agreement also provides Mr. Thompson with certain customary benefits and perquisites, such as medical, life and disability insurance, and relocation expenses. The Agreement has a three-year term, ending May 31, 2017, subject to automatic one-year renewals unless either party gives notice of intent not to renew. In the event of a Change in Control occurring after May 31, 2015, the term of the Agreement automatically will extend to the second anniversary date of the Change in Control.

     The Agreement also provides that Mr. Thompson shall be appointed to the Company’s Board of Directors at the Board’s regularly scheduled meeting in September 2014 or as soon thereafter as practicable and that he will be appointed to the board of directors of KKDC.

     Under the Agreement, Mr. Thompson may be entitled to certain severance benefits upon his termination of employment. If terminated by reason of his death or permanent disability, Mr. Thompson shall be entitled to his base salary and accrued unused vacation through the date of his termination, and Mr. Thompson and his covered dependents shall continue to receive medical insurance coverage benefits (the “Termination Health Benefits”) from the Company for a period equal to the lesser of (a) eighteen months following the date of termination, or (b) until Mr. Thompson is provided by another employer with benefits substantially similar to the benefits previously provided by the Company’s medical plan. If Mr. Thompson’s employment is terminated by the Company for Cause or by Mr. Thompson without Good Reason, Mr. Thompson shall be entitled to receive only his base salary, accrued unused vacation and reimbursable expenses accrued through the date of his termination.

     If Mr. Thompson terminates his employment for Good Reason, or if the Company terminates Mr. Thompson’s employment without Cause, Mr. Thompson shall be entitled to (a) his base salary and accrued unused vacation through the date of his termination; (b) an amount equal to two times the sum of Mr. Thompson’s annual base salary and his target annual bonus; (c) a bonus for the year of termination of employment equal to Mr. Thompson’s actual annual bonus for the year of termination, pro rated for the number of full months completed in the bonus year prior to such termination of employment; (d) vesting of Mr. Thompson’s Option (defined below) and RSUs (defined below) shall be accelerated as described below; and (e) the Termination Health Benefits. If a termination occurs within two years after a Change in Control and is initiated by Mr. Thompson for Good Reason or by the Company without Cause, the Company is required to pay all of the foregoing amounts to Mr. Thompson. Mr. Thompson’s entitlement to and retention of such benefits is contingent upon his execution of a release of claims against the Company, and such payments are subject to Mr. Thompson’s continued compliance with the restrictive covenants and certain other provisions set forth in the Agreement, as described below.

     The Agreement contains provisions governing the nondisclosure and nonuse of confidential information of the Company, non-disparaging remarks, provisions requiring the assignment of certain intellectual property rights to the Company, and noncompetition and nonsolicitation restrictive covenants which remain in existence during and for one year (in the case of the noncompetition covenant) and two years (in the case of the nonsolicitation covenant) following Mr. Thompson’s termination. In addition, Mr. Thompson will be subject to the Company’s Stock Ownership and Equity Retention Policy and Compensation Recovery Policy, each as in effect from time to time, with respect to annual or long-term incentive or other compensation paid to Mr. Thompson pursuant to the Agreement or otherwise.

     The Agreement also provides for payment of a cash signing bonus and the grant of certain initial equity awards to Mr. Thompson to compensate him for the value of an annual bonus and outstanding equity awards which will be forfeited upon Mr. Thompson’s termination of employment with his current employer. Specifically, the Agreement provides that the Company will pay Mr. Thompson a cash signing bonus of $160,000. This cash signing bonus will become payable to Mr. Thompson on February 15, 2015, subject to Mr. Thompson’s continued employment on such date. Additionally, the Agreement provides that the Company shall grant to Mr. Thompson, upon his commencement of employment or as soon as practicable thereafter (the “Grant Date”), a stock option (the “Option”) to purchase shares of the Company’s common stock and restricted stock units (the “RSUs”) for shares of the Company’s common stock. The Agreement provides that the exercise price per share of the Option shall be the fair market value of a share of the Company’s common stock on the Grant Date. The Agreement further provides that the aggregate fair value of the Option shall be $950,000 and the aggregate fair value of the RSUs shall be $1,900,000. The Option and the RSUs will be subject to the terms of the Agreement, the Company’s 2012 Stock Incentive Plan (the “2012 Plan”) and applicable equity award agreements.

     Consistent with the Company’s standard practice, the Option and the RSUs shall vest and become exercisable in four substantially equal annual installments beginning one year after the Grant Date, so long as Mr. Thompson remains employed with the Company. The Option and the RSUs will be subject to certain accelerated vesting provisions which would cause the Option and the RSUs to fully vest upon Mr. Thompson’s retirement, death, or disability, or Mr. Thompson’s employment being terminated by Mr. Thompson with Good Reason or by the Company without Cause (or as otherwise provided under the 2012 Plan, applicable award agreements or the Agreement). The Option will be for a term of ten years, but will be subject to termination provisions which are triggered by the termination of Mr. Thompson’s employment with the Company, including immediate termination of the Option in the event that Mr. Thompson’s employment is terminated for Cause. Under the terms of the option and restricted stock unit agreements, Mr. Thompson will be subject to certain restrictive covenants relating to noncompetition, nonsolicitation, and nondisclosure of confidential information, the violation of which would result in forfeiture of any rights that Mr. Thompson might have with respect to the Option, the RSUs, and any common stock of the Company acquired pursuant to the awards (or gain from the sale of such shares) within the twelve-month period immediately preceding such violation. Such forfeiture provisions also apply in the event of the termination of Mr. Thompson’s employment for Cause. Except as described in the following paragraph, the future grant of additional equity awards, if any, and the terms of such equity awards, is at the discretion of the Compensation Committee.

     The Agreement provides that the Company will grant to Mr. Thompson, on or before the date of the next annual equity awards to other executive officers, an initial annual equity award with an aggregate fair value of $800,000, subject to Mr. Thompson’s continued employment through the grant date. Such equity award will be subject to such vesting or other criteria as may be established by the Compensation Committee and to the terms of the 2012 Plan and applicable award agreement(s). The Compensation Committee will have the discretion to determine the type(s) of such equity award, which may include a combination of awards. The fair value of the award will be charged to earnings over the requisite service period. Until such time as the Compensation Committee determines the performance and/or service vesting requirements (performance, market, service, or any combination) related to the award, the requisite service period cannot be determined, a service inception date has not occurred and, accordingly, no cost of the award will be reflected in earnings. It is not anticipated that any such conditions will be known until the award is granted.

     Mr. Thompson, age 47, has more than 25 years of food service, grocery products and beverage experience. Mr. Thompson joins the Company from Papa John’s International, Inc., where he most recently served as President and Chief Operating Officer. At Papa John’s, he previously held the positions of Executive Vice President, Global Operations; Executive Vice President, North American Operations; Senior Vice President, PJ Food Service; and Vice President, QCC Operations. Prior to joining Papa John’s in 2006, Mr. Thompson worked for The Scotts Miracle-Gro Company for six years as Plant Manager, Director of Marysville Operations and Director of Lawn and Controls Operations. Before joining the Scotts Company, he spent four years with Conagra Grocery Products Company and seven years in various roles with Gulf Coast Coca Cola.

     Mr. Thompson (i) has no family relationships with any director or executive officer of the Company and (ii) is not a party to any related person transaction with the Company.

     A copy of the press release announcing the appointment of Mr. Thompson as President and Chief Executive Officer of the Company is attached hereto as Exhibit 99.1, and the information contained therein is incorporated by reference in this Item 5.02.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Employment Agreement, dated as of May 13, 2014, among Krispy Kreme Doughnuts, Inc., Krispy Kreme Doughnut Corporation, and Anthony N. Thompson

99.1	Press Release (“Krispy Kreme Appoints Anthony N. Thompson President and Chief Executive Officer”) dated May 13, 2014

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KRISPY KREME DOUGHNUTS, INC.

By	/s/ Douglas R. Muir
	Name:	Douglas R. Muir
	Title:	Chief Financial Officer

Date: May 13, 2014

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Agreement, dated as of May 13, 2014, among Krispy Kreme Doughnuts, Inc., Krispy Kreme Doughnut Corporation, and Anthony N. Thompson

99.1	Press Release (“Krispy Kreme Appoints Anthony N. Thompson President and Chief Executive Officer”) dated May 13, 2014